Exhibit 5.1

Squire Patton Boggs (US) LLP
2000 Huntington Center 41 South High Street Columbus, Ohio 43215
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squirepattonboggs.com

July 14, 2014

Advanced Drainage Systems, Inc.

4640 Trueman Boulevard

Hilliard, Ohio 43026

Re:	Registration Statement on Form S-1

Ladies and Gentlemen,

We have acted as counsel to Advanced Drainage Systems, Inc., a Delaware corporation (the “Company”), in connection with the preparation and filing with the U.S. Securities and Exchange Commission (the “Commission”), pursuant to the Securities Act of 1933, as amended (the “Securities Act”), of the Registration Statement on Form S-1 (Registration No. 333-194980) of the Company (as amended through the date hereof and including all exhibits thereto, the “Registration Statement”), including a related prospectus filed with the Registration Statement (the “Prospectus”), relating to the proposed underwritten public offering (the “Offering”) of up to 16,675,000 shares of the Company’s common stock, par value $0.01 per share (the “Common Stock”), comprised of: (i) up to an aggregate of 5,289,474 shares of Common Stock to be sold by the Company (the “Company Shares”), and (ii) up to an aggregate of 11,385,526 shares of Common Stock to be sold by certain stockholders of the Company, which includes 2,175,000 shares that may be sold by such stockholders upon exercise of the option to purchase additional shares granted to the underwriters of the Offering (the “Selling Stockholders Shares, together with the Company Shares, the “Shares”). The Shares are to be sold to the underwriters for resale to the public as described in the Registration Statement and pursuant to the underwriting agreement referred to in the Registration Statement (the “Underwriting Agreement”).

As such counsel and for purposes of our opinion set forth below, we have examined originals or copies, certified or otherwise identified to our satisfaction, of such documents, resolutions, certificates and instruments of the Company and corporate records furnished to us by the Company, certificates of public officials, statutes, records and such other instruments and documents as we have deemed necessary or appropriate as a basis for the opinion set forth below. In addition to the foregoing, we have made such investigations of law and facts as we have deemed necessary or appropriate as a basis for the opinion set forth herein.

In such examination and in rendering the opinion expressed below, we have assumed, without independent investigation or verification: (i) the genuineness of all signatures on all agreements, instruments, corporate records, certificates and other documents submitted to us, (ii) the legal capacity and authority of all persons or entities (other than the Company) executing all agreements, instruments, corporate records, certificates and other documents submitted to us, (iii) the authenticity and completeness of all agreements, instruments, corporate records, certificates

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Advanced Drainage Systems, Inc. July 14, 2014 Page 2	Squire Patton Boggs (US) LLP

and other documents submitted to us as originals, (iv) that all agreements, instruments, corporate records, certificates and other documents submitted to us as certified, electronic, facsimile, conformed, photostatic or other copies conform to authentic originals thereof, and that such originals are authentic and complete, (v) the due authorization, execution and delivery of all agreements, instruments, certificates and other documents by all parties thereto (other than the Company), (vi) that the statements contained in the certificates and comparable documents of public officials, officers and representatives of the Company and other persons on which we have relied for the purposes of this opinion set forth below are true and correct, and (vii) that the officers and directors of the Company have properly exercised their fiduciary duties. As to all questions of fact material to the opinion and as to the materiality of any fact or other matter referred to herein, we have relied (without independent investigation) upon representations and certificates or comparable documents of officers and representatives of the Company.

We have also assumed that the Shares will be issued and sold as described in the Registration Statement and the Underwriting Agreement.

Based upon the foregoing, and in reliance thereon, and subject to the limitations, qualifications and exceptions set forth herein, we are of the opinion that: (i) the Company Shares have been duly authorized by the Company and, when issued and sold in accordance with the Registration Statement and the Prospectus, with payment received by the Company in the manner described in the Underwriting Agreement, will be validly issued, fully paid and nonassessable, and (ii) the Selling Stockholders Shares have been duly authorized by the Company, and are validly issued, fully paid and nonassessable.

Without limiting any of the other limitations, exceptions and qualifications stated elsewhere herein, we express no opinion with regard to the applicability or effect of the law of any jurisdiction other than, as in effect as of the date of this letter, the Delaware General Corporation Law, the applicable provisions of the Delaware Constitution and reported judicial decisions interpreting these laws.

This opinion letter deals only with the specified legal issues expressly addressed herein, and you should not infer any opinion that is not explicitly stated herein from any matter addressed in this opinion letter.

We consent to the filing of this opinion letter as Exhibit 5.1 to the Registration Statement and to the reference to our firm under the caption “Legal Matters” in the Prospectus. In giving this consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission promulgated thereunder.

/s/ Squire Patton Boggs (US) LLP